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                                                                     EXHIBIT 4.3

                                 AMENDMENT NO. 2
                                     TO THE
                         NCI 401(k) PROFIT SHARING PLAN

         THIS AMENDMENT NO. 2, executed this 21st day of May, 2003, and effective as set forth herein, by NCI Building Systems, Inc., having its principal office in Houston, Texas (hereinafter referred to as the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Company amended and restated the NCI 401(k) Profit Sharing Plan (the "Plan") effective generally as of January 1, 2001 to, among other things, incorporate various changes to the Internal Revenue Code of 1986, as amended applicable to the Plan; and

         WHEREAS, the Company amended the Plan further generally effective as of January 1, 2002 to, among other things, incorporate certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 applicable to the Plan; and

         WHEREAS, the Company desires to adopt this Amendment No. 2 effective as set forth herein to clarify certain administrative provisions applicable to the Plan and to incorporate changes to the form of the volume submitter document pursuant to which the Plan is maintained;

         NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the Company hereby adopts the following Amendment No. 2 to the
Plan:

1. The Preamble to the Plan is hereby amended, effective January 1, 2001, to add a new paragraph following the second paragraph thereof to read as follows:

         Any sample amendment adopted by the Sponsor prior to this amendment and restatement for purposes of complying with EGTRRA shall continue in effect after this amendment and restatement.

2. Section 7.1 of the Plan hereby is amended, effective January 1, 2001, by restating the definition of testing year set forth therein in its entirety to read as follows:

         The "TESTING YEAR" means the Plan Year immediately preceding the Plan Year for which the limitations on "deferral percentages" and "contribution percentages" of Highly Compensated Employees are being determined.

3. Section 7.12 of the Plan hereby is amended, effective January 1, 2001, by restatement in its entirety to read as follows:

         The income or loss attributable to "excess contributions" that are distributed pursuant to this Article shall be determined by multiplying the income or loss for the preceding Plan Year attributable to the Employee's Sub-Account to which the "excess contributions" were credited by a fraction, the numerator of which is the "excess contributions" made to such Sub-Account on the Employee's behalf for the preceding Plan Year and the denominator of which is
(a) the

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balance of the Sub-Account on the last day of the preceding Plan Year, (b)
reduced by the gain attributable to contributions to such Sub-Account for the preceding Plan Year, and (c) increased by the loss attributable to contributions to such Sub-Account for the preceding Plan Year.

4. Section 12.1 of the Plan hereby is amended, effective January 1, 2001, by adding a new sentence to the end of the first paragraph thereof to read as follows:

         To the extent that such written guidelines comply with the requirements of Code Section 72(p), but are inconsistent with the provisions of this Article, such written guidelines shall be given effect.

5. Section 15.5 of the Plan hereby is amended, effective January 1, 2002, by adding a new sentence to the end thereof to read as follows:

         With respect to distributions under the Plan made in calendar years beginning on or after January 1, 2002, the Plan will apply the minimum distribution requirements of Code Section 401(a)(9) in accordance with the regulations under Code Section 401(a)(9) that were proposed in January 2001, notwithstanding any provision of the Plan to the contrary. This provision shall continue in effect until the end of the last calendar year beginning before the effective date of final regulations under Code Section 401(a)(9) or such other date specified in guidance published by the Internal Revenue Service.

6. Section 18.4 of the Plan hereby is amended, effective January 1, 2001, by restating the first sentence thereof in its entirety to read as follows:

         Whenever a claim for benefits under the Plan filed by any person (herein referred to as the "Claimant") is denied, whether in whole or in part, the Sponsor shall transmit a written notice of such decision to the Claimant within 90 days of the date the claim was filed or, if special circumstances require an extension, within 180 days of such date, which notice shall be written in a manner calculated to be understood by the Claimant and shall contain (i) a statement of the specific reasons for the denial of the claim,
(ii) specific reference to pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such information is necessary, (iv) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant's claim, (v) a description of the review procedures and in the event of an adverse review decision, a statement describing any voluntary review procedures and the Claimant's right to obtain copies of such procedures, and (vi) a statement that there is no further administrative review following the initial review, and that the Claimant has a right to bring a civil action under ERISA Section 502(a) if the Sponsor's decision on review is adverse to the Claimant.

7. Section 18.4 of the Plan hereby is amended, effective January 1, 2002, by adding a new paragraph to the end thereof to read as follows:

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         Notwithstanding the foregoing, special procedures apply for processing claims and reviewing prior claim determinations if a Claimant's claim for benefits is contingent upon a determination as to whether a Participant is Disabled under the Plan.

8. Section 19.3 of the Plan hereby is amended, effective January 1, 2001, by restating clause (ii) of paragraph (c) thereof in its entirety to read as follows:

         (ii) the distribution the Participant receives is a "lump sum distribution" as defined in Code Section 402(e)(4), without regard to clauses
(I), (II), (III), and (IV) of sub-paragraph (D)(i) thereof.

9. Section 19.4 of the Plan hereby is amended, effective January 1, 2001, by restating clause (i) of the second sentence thereof in its entirety to read as follows:

         (i) the distribution would constitute a "lump sum distribution" as defined in Code Section 402(e)(4), without regard to clauses (I), (II), (III), or (IV) of sub-paragraph (D)(i) thereof,

         IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officers, has caused this Amendment No. 2 to be executed as of the day and year first above written.

                                          NCI BUILDING SYSTEMS, INC.

                                          By: /s/ Donnie R. Humphries
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                                                 Donnie R. Humphries, Secretary

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